JELD-WEN, Inc. 2645 Silver Crescent Drive, Charlotte, NC 28273 USA www.jeld-wen.com JELD-WEN Appoints Jeffrey Embt as Chief Accounting Officer CHARLOTTE, N.C., Jan. 5, 2026 – JELD-WEN Holding, Inc. (NYSE:JELD), a leading global manufacturer of building products, today announced the appointment of Jeffrey Embt as chief accounting officer, effective immediately. Embt brings more than 20 years of experience in accounting, financial management, external reporting and strategic planning. Most recently, he served as Chief Financial Officer for Proterra LLC. Embt has also held various finance leadership roles at BWX Technologies and Deloitte & Touche LLP. “Jeff’s deep expertise in financial reporting, compliance and operational efficiency will be instrumental as we continue to improve our financial position and deliver value for our stakeholders,” said Executive Vice President and Chief Financial Officer Samantha Stoddard. “His proven ability to lead strategic initiatives and implement best-in-class processes makes him an excellent addition to our leadership team.” Embt earned his bachelor’s degree in accounting and finance from Coastal Carolina University and completed his graduate and executive education at the University of Tennessee. About JELD-WEN Holding, Inc. JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD- WEN operates facilities in 14 countries in North America and Europe and employs approximately 16,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD- WEN.com or follow us on LinkedIn. Media Contact: Melissa Farrington Vice President, Enterprise Communications Exhibit 99.1

262-350-6021 mfarrington@jeldwen.com Investor Relations Contact: James Armstrong Vice President, Investor Relations 704-612-7560 jarmstrong@jeldwen.com